Exhibit 99.8

CONSENT OF DR. HANS PETER KOHLHAMMER TO BE NAMED AS A

DIRECTOR-NOMINEE

I consent to the use of my name as a Director-nominee in the “Information about VimpelCom Ltd.—Directors and Officers” section in the Registration Statement to be filed by VimpelCom Ltd. on Form F-4 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ HANS PETER KOHLHAMMER
Dr. Hans Peter Kohlhammer

Dated: January 22, 2010